Exhibit 21

GRANTED

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

LIBERATION INVESTMENTS, L.P. and	)
LIBERATION INVESTMENTS, LTD.,	)
)
Plaintiffs,	)
)
v.	)	C.A. No. 1779-N
)
BALLY TOTAL FITNESS HOLDING	)
CORPORATION, a Delaware corporation,	)
)
Defendant.	)
)

ORDER REQUIRING THE PRODUCTION

OF BOOKS AND RECORDS

PURSUANT TO 8 DEL. C. §220

For the reasons set forth during the Court’s December 1, 2005 teleconference in the captioned matter, IT IS HEREBY ORDERED as follows:

1. By no later than December 8, 2005, Bally Total Fitness Holding Corporation (“Bally”) shall produce, subject to a confidentiality agreement to be agreed upon by the parties, the following books and records to plaintiffs for inspection and copying: all minutes of Bally’s board of directors and/or any committees thereof, and all materials and documents that have been submitted to or considered by Bally’s board of directors and/or any committee thereof, which relate to the matters addressed in categories 1 – 8 of plaintiffs’ October 28, 2005 Demand Letter.

2. Within three business days following plaintiffs’ filing of a preliminary proxy statement with the Securities and Exchange Commission (“SEC”), subject to a confidentiality agreement to be agreed upon by the parties, Bally shall produce to plaintiffs the stocklist and related materials addressed in categories 9 –10 of plaintiffs’ October 28, 2005 Demand Letter.

3. If at any time following plaintiffs’ filing of a preliminary proxy statement with the SEC and before January 26, 2006, Bally obtains any of the materials addressed in category 11 of plaintiffs’ October 28, 2005 Demand Letter, subject to a confidentiality agreement to be agreed upon by the parties, Bally shall produce such materials to plaintiffs within one business day of their receipt by Bally.

4. Plaintiffs shall have the right to request that this Court require additional production from Bally upon their review of the information produced in compliance with this Order, and the captioned action shall remain open for that purpose.

SO ORDERED this 6th day of December, 2005.

Chancellor

Court: DE Court of Chancery

Judge: Chandler, William B

File & Serve reviewed Transaction ID: 7583128

Current date: 12/6/2005

Case number: 1779-N

Case name: CONF ORDER Liberation Investments LP vs Bally Total Fitness Holding Corp

/S/ JUDGE WILLIAM B CHANDLER III